Exhibit 16.1

December 20, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Ladies and Gentleman:

We have read Item 4.01 of Form 8-K, dated on or about December 20, 2013, of Gas Natural Inc. and agree with the statements concerning our Firm therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ParenteBeard LLC

ParenteBeard LLC